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Exhibit 10.12

February 1, 2005

Mr. Jim Offerdahl
VIA EMAIL

Dear Jim:

        I am pleased to confirm an offer of employment for you to join Convio (or the "Company") as Vice President and Chief Financial Officer with a start date of February 14, 2005 ("Start Date"). The following information will outline your compensation, benefits and responsibilities as the new leader of the team. If these terms are acceptable to you, please sign and return this letter by February 2, 2005.

        Position & Responsibilities:    As Chief Financial Officer you will report to Gene Austin. In such capacity, you will perform all services and duties necessary to manage and conduct the business of the Company that are associated with the position of Chief Financial Officer. This is a full-time position and you will use your best efforts, skill, and abilities to promote the Company's interests.

        Compensation:    Your initial base salary will be $16,666.67 per month ($200,000.04 on an annualized basis), less applicable withholding and paid in conformance with the Company's normal payroll process. In addition to your base salary, you will be eligible to receive an annual performance based incentive bonus of 20%, less applicable withholding.

        Severance:    Your employment will be at will, which means that either you or the Company may terminate your employment at any time with or without cause (as defined below). However, in the event your employment with the Company is terminated without Cause, and not as a result of your death or disability the Company will continue to pay you your then-current base salary and will reimburse you for your COBRA premiums (unless you earlier become eligible for insurance benefits from another employer) for an additional six months following your termination, provided that you sign a general release of known and unknown claims in form satisfactory to the Company and resign from all your positions with the Company.

        In the event that you die, are permanently disabled, voluntarily leave, or are terminated with Cause, no severance pay will be due to you. "Cause" shall mean (a) fraud, felony or other criminal acts that are materially detrimental to the Company; (b) material violation of any agreements between you and the Company, including your Confidentiality, Assignment and Non-compete Agreement with the Company; or (c) a persistent material failure to perform your job function to a reasonable standard after notice of such failure has been given to you by the Company and you have had a 15 business-day period to cure such failure.

        Change of Control:    If your employment terminates as a result of a Termination After Change in Control (as defined below), and provided you sign a general release of known and unknown claims in form satisfactory to the Company and resign all positions with the Company, the Company will pay you your then-current base salary and will reimburse your for your COBRA premiums (unless you earlier become eligible for insurance benefits from another employer) for an additional six months following your termination. In addition, if your employment terminates as a result of a Termination After Change in Control and none of your option shares are subject to acceleration of vesting pursuant to Article Two, Section III.A of the Convio 1999 Stock Option/Stock Issuance Plan, then all of your 540,000 Options (defined below) which were not otherwise vested shares at the time of such termination shall immediately become vested shares as of the time of such termination. In the event that you have been with Convio for less than one year at the time of a Change in Control, then your options will be subject to the accelerated vesting provisions of Article Two, Section III.A.(ii) of the Convio 1999 Stock Option/Stock Issuance Plan, and not Article Two, Section III.A.(i) notwithstanding that you've been with Convio for less than one year, but subject to the qualifications in the last paragraph of Article Two, Section III.A.

        A "Termination After Change in Control" shall mean either of the following events occurring after a Change in Control:

          (a)   termination of your employment for any reason other than for Cause; or

          (b)   your resignation for Good Reason from all capacities in which you are then rendering service within 90 days of the event constituting Good Reason.

        Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of your employment which (1) is for Cause; (2) is a result of your death or disability; or (3) is a result of your voluntary termination of employment other than for Good Reason.

        "Good Reason" means, without your express written consent, (i) a material adverse change in the duties assigned to you after the Change of Control relative to your duties immediately prior to the Change in Control, (ii) a reduction by the Company or its successor in your annual salary or (iii) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment immediately prior to the Change in Control.

        "Change in Control" shall mean an Ownership Change Event (as defined below) or a series of related Ownership Change Events (collectively, a "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an asset sale, the corporation or other business entity to which the assets of the Company were transferred, as the case may be.

        An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

        Benefits:    As a full-time, salaried employee of the Company, you will be eligible for the Company's standard package of benefits. Details pertaining to your benefits will be presented to you on your Start Date.

        Stock Options:    Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 540,000 shares of Common Stock of the Company (the "540,000 Options"). This amount is equal to 2% of all outstanding shares on a fully-diluted basis as of the date of this letter. The options shall be subject to the terms and conditions of the Company Option Plan and the option agreement covering the option grant. The options will have an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, which is the date of the Board approval of the options.

        The following provision sets forth the vesting schedule associated with the options to be granted to you: (Please refer to the Company's option plan documents for additional details associated with this provision):

    Vesting Schedule:    The Option Shares shall initially be unvested. Optionee shall acquire a vested interest in (i) twenty-five percent (25%) of the Option Shares upon Optionee's completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Vesting

    Commencement Date. In no event shall any additional Option Shares vest after Optionee's cessation of Service, except as described under "Change in Control" above.

        As a condition of your employment, you will be required to sign the Company's standard form of employee Confidentiality, Assignment and Non-compete Agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three days after your employment start date.

        In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination for age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Travis County, Texas. You and the Company hereby waive your respective rights to have any such disputes or claims tried to a judge or jury; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the actual or alleged misuse or misappropriation of the Company's property, including, but not limited to, its trade secrets or proprietary information.

        This agreement shall be governed by the laws of the state of Texas, without giving effect to conflicts of law principles.

        This agreement and the confidentiality and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding "at will" employment and arbitration may only be modified by written agreement between you and the Company.

        To confirm your understanding and acceptance of the terms of our offer, please sign below and fax a copy of this letter to me at 512-652-2691.

        Jim, we look forward to a fruitful and mutually beneficial relationship with you. We hope that you will grow and prosper with us, and that you are as excited about joining as we are at having the opportunity to work with you.

Sincerely,

/s/ Gene Austin
Gene Austin
Chief Executive Officer, Convio, Inc.

Accepted by:
Jim Offerdahl

/s/ Jim Offerdahl Name
Date:	2/2/05

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  Exhibit 10.12